Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 23, 2023

BGC Group, Inc.

c/o BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of BGC Group, Inc., a Delaware corporation (“BGC Group”), including the consent solicitation statement/prospectus forming a part thereof, relating to, among other things, the transactions contemplated by that certain Corporate Conversion Agreement, dated as of November 15, 2022, as amended through the date hereof, by and among BGC Partners, Inc., a Delaware corporation, BGC Holdings, L.P., a Delaware limited partnership, and certain other affiliated entities.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes applicable U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz